News Release from Titan International, Inc.         NYSE: TWI

FOR IMMEDIATE RELEASE

December 2, 2020

Contact:     Todd Shoot
SVP, Investor Relations / Treasurer        (217) 221-4416

TITAN INTERNATIONAL, INC. ANNOUNCES
SALE OF BROWNSVILLE, TEXAS FACILITY

QUINCY, Ill.— Titan International, Inc. (NYSE: TWI) today announced the completion of the sale of its Brownsville, Texas facility. The sale was completed in November to an affiliate of Phoenix Investors, a national private commercial real estate firm headquartered in Milwaukee, Wisconsin.

Originally built in 1997 for tire manufacturing, the plant totals approximately one million square feet on 108 acres. Titan ended production of tires in 2003 and most recently the facility has been leased to multiple tenants.

“We have highlighted the sale of non-core assets as an important initiative throughout 2020 and the sale of this facility was certainly a part of that process,” stated Paul Reitz, President and Chief Executive Officer. “This sale, along with the completion of other smaller transactions, will put us within the $16 - $20 million range for non-core asset sales expected to be completed during the fourth quarter as highlighted during our most recent earnings release. This transaction further strengthens our balance sheet and helps position us for future growth as we continue to see higher demand levels for our products heading into 2021.”

About Titan: Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers

2701 SPRUCE STREET • QUINCY, ILLINOIS 62301 • (217) 228-6011

(OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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2701 SPRUCE STREET • QUINCY, ILLINOIS 62301 • (217) 228-6011